UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2009

ORTHOVITA, INC.

(Exact Name of Registrant Specified in Charter)

Pennsylvania	0-24517	23-2694857
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

77 Great Valley Parkway Malvern, Pennsylvania		19355
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone, including area code: (610) 640-1775

Not applicable.

(Former Name and Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)(c) On May 18, 2009, Orthovita, Inc. (“Orthovita” or “the Company”) agreed to appoint Nancy C. Broadbent as its Senior Vice President and Chief Financial Officer effective May 26, 2009. Concurrently with the appointment of Ms. Broadbent, Mr. Albert J. Pavucek, Jr. will be appointed Principal Financial Consultant of the Company.

Ms. Broadbent, 54, has held various positions with CollaGenex Pharmaceuticals, Inc., which was acquired by Galderma Pharma S.A. in 2008. She served as Senior Vice President and Chief Financial Officer of CollaGenex from February 2006 to April 2008, and as Chief Financial Officer from March 1996 to January 2006. From October 1994 until March 1996, Ms. Broadbent served as Senior Vice President, Chief Financial Officer and director of Human Genome Sciences, Inc., a pharmaceuticals company. From January 1993 to October 1994, she served as Vice President and Chief Financial Officer of Cangene, Inc., a biopharmaceutical company. Prior to that, Ms. Broadbent spent over 10 years in corporate finance positions with Wall Street investment banks, including Salomon Brothers, Inc. and PaineWebber Incorporated.

Orthovita has entered into an employment agreement (the “Employment Agreement”) with Ms. Broadbent. Pursuant to the terms of the Employment Agreement, which is effective May 26, 2009, Ms. Broadbent will receive an initial annual base salary of $280,000 and will be eligible for an annual target bonus equal to 50% of her base salary, based upon performance measured against individual and Company objectives. The foregoing summary is qualified in its entirety by reference to the full text of the Employment Agreement, which is attached to this report as Exhibit 10.1 and is incorporated herein by reference.

On May 15, 2009, Orthovita entered into a retention agreement (the “Retention Agreement”) with Albert J. Pavucek. Pursuant to the Retention Agreement, Mr. Pavucek will continue to serve as the Company’s Chief Financial Officer until the date on which Ms. Broadbent commences employment as the Company’s Senior Vice President and Chief Financial Officer, which is scheduled to occur on May 26, 2009. After that date, Mr. Pavucek will serve as Orthovita’s Principal Financial Consultant and no longer will be the Company’s principal financial officer or otherwise an officer of the Company. As Principal Financial Consultant, Mr. Pavucek will receive an annual base salary of $219,300 and will be eligible to receive a $50,000 retention bonus no later than July 1, 2009 if he performs all of his material duties through that date to the reasonable satisfaction of the Company. If the Company terminates Mr. Pavucek without cause on or before April 30, 2010 or if Mr. Pavucek resigns effective the sixty-first day following the Company’s employment of a new chief financial officer, and he executes a release waiving any and all current and future claims against us relating to his employment with, or termination by, the Company, he would be entitled to:

•	a cash amount equal to twelve months of his then current base salary, payable in normal installments in accordance with the Company’s payroll practices;

•

a monthly payment equal to the health care continuation coverage premium for Mr. Pavucek, his spouse and dependents for twelve months or until he becomes eligible for coverage under a plan maintained by a new employer or under a plan maintained by his spouse’s employer, whichever is sooner;

•	full vesting of all outstanding unvested stock options, restricted stock, restricted stock units and other equity rights held by Mr. Pavucek as of the date of his termination of employment; and

•	any accrued salary and any benefits accrued and due under any applicable benefit plans and programs of the Company, to the extent not already paid.

The foregoing summary is qualified in its entirety by reference to the full text of the Retention Agreement, which is attached to this report as Exhibit 10.2 and is incorporated herein by reference.

A copy of Orthovita’s press release announcing the scheduled appointment of Ms. Broadbent as Senior Vice President and Chief Financial Officer and Mr. Pavucek as Principal Financial Consultant is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1	Employment Agreement between the Company and Nancy Broadbent effective May 26, 2009

10.2	Retention Agreement between the Company and Albert J. Pavucek, Jr. dated May 15, 2009

99.1	Press Release, dated May 18, 2009, issued by Orthovita, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORTHOVITA, INC.

By:	/s/ Christine J. Arasin
Vice President, General Counsel

Dated: May 19, 2009